Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

I, Erin M. Rohde, certify that:

(a)                                 A review of the Servicer’s activities and of its performance under the applicable servicing agreement during the period from April 1, 2015 to December 31, 2015 has been made under my supervision.

(b)                                 To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable servicing agreement in all material respects throughout the aforementioned period.

Dated March 21, 2016

/s/ Erin M. Rohde
Erin M. Rohde
Assistant Treasurer of
Ford Motor Credit Company LLC,
as Servicer of Ford Credit Auto Lease
Trust 2015-A